Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS
FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2006

Wilmington, MA (March 30, 2006) — UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its fiscal 2006 second quarter and first half of fiscal 2006 which ended February 25, 2006.

Revenues were a record $202.2 million and $401.5 million for the second quarter and first half of fiscal 2006, respectively. These revenues represent an increase of 6.0% and 5.9%, respectively, from the $190.7 million and $379.1 million in the comparable 2005 periods. This revenue growth was achieved despite a decrease in revenues for the Company’s Specialty Garments (nuclear and clean room) segment of 24.0% and 22.4% for the quarter and six month periods, respectively. Revenue from the Company’s core laundry business grew 8.5% in both the quarter and six month periods as compared to fiscal 2005.

Second quarter net income was $6.3 million or $0.33 per diluted common share compared to last year’s second quarter net income of $10.1 million, or $0.52 per diluted common share. Net income for the first six months of fiscal 2006 was $17.7 million or $0.92 per diluted common share compared to $23.4 million, or $1.21 per diluted common share for the comparable period in 2005.

The primary reason for this decrease in net income was the Company’s Specialty Garments segment. This segment’s income from operations decreased approximately $2.8 million and $5.9 million in the comparable quarterly and six month periods. This decrease in profitability of Specialty Garments is directly attributable to a decrease in revenues between comparable periods.

Excluding the Company’s Specialty Garments and First Aid segments, income from operations from the Company’s core laundry business decreased 15.9% and 4.2% in the comparable quarterly and six month periods. The primary reasons for the decline in the core laundry business’ profitability were increased natural gas, fuel and merchandise costs. Selling costs also continue to be high as a percentage of revenues compared to fiscal 2005 due to a conscious effort to increase the size of the Company’s sales force. In addition, the core laundry operations profitability was impacted in the quarter by higher than expected employee related costs, including healthcare claims.

“We are encouraged by the growth within our core laundry operations and remain optimistic that our results for the remainder of the fiscal year will compare favorably to 2005”, said Ronald D. Croatti, UniFirst’s President and Chief Executive Officer. “We also continue to be positive about the longer term prospects of the Specialty Garments segment.”

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,200 team partners who serve approximately 190,000 customer locations in 46 states, Canada and Europe from 179 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; the speed of business recovery from recent hurricanes in the southeast; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

[Tables follow]

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)	Twenty-six weeks ended February 25, 2006	Twenty-six weeks ended February 26, 2005	Thirteen weeks ended February 25, 2006	Thirteen weeks ended February 26, 2005
Revenues	$401,493	$379,118	$202,168	$190,684
Costs and expenses:
Operating costs (1)	258,498	238,195	132,767	122,730
Selling and administrative expenses (1)	87,225	78,361	45,159	39,192
Depreciation and amortization	22,210	21,730	11,278	11,067

	367,933	338,286	189,204	172,989

Income from operations	33,560	40,832	12,964	17,695

Other expense (income):
Interest expense	4,995	4,255	2,664	2,064
Interest income	(731)	(970)	(475)	(601)
Interest rate swap income	--	(223)	--	--

	4,264	3,062	2,189	1,463

Income before income taxes	29,296	37,770	10,775	16,232
Provision for income taxes	11,579	14,353	4,448	6,169

Net income	$17,717	$23,417	$6,327	$10,063

Income per share - Basic:
Common Stock	$1.02	$1.36	$0.36	$0.58
Class B Common Stock	$0.82	$1.09	$0.29	$0.47

Income per share - Diluted:
Common Stock	$0.92	$1.21	$0.33	$0.52
Weighted average number of shares outstanding - Basic:
Common Stock	9,683	9,369	9,747	9,456
Class B Common Stock	9,557	9,843	9,494	9,759

	19,240	19,212	19,241	19,215
Weighted average number of shares outstanding - Diluted:
Common Stock	19,321	19,296	19,316	19,315
Dividends per share:
Common Stock	$0.0750	$0.0750	$0.0375	$0.0375
Class B Common Stock	$0.0600	$0.0600	$0.0300	$0.0300

    (1)        Exclusive of depreciation and amortization.

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	February 25, 2006	August 27, 2005
Assets
Current assets:
Cash and cash equivalents	$4,358	$4,704
Receivables, net	86,415	78,497
Inventories	30,731	31,021
Rental merchandise in service	76,796	69,808
Prepaid and deferred income taxes	10,652	8,983
Prepaid expenses	2,732	1,492

Total current assets	211,684	194,505

Property and equipment:
Land, buildings and leasehold improvements	265,182	260,515
Machinery and equipment	277,500	268,272
Motor vehicles	81,639	76,147

	624,321	604,934
Less - accumulated depreciation	314,678	299,983

	309,643	304,951

Goodwill	195,969	187,793
Customer contracts and other intangible assets, net	57,733	56,481
Other assets	4,732	4,575

	$779,761	$748,305

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations	$612	$1,084
Accounts payable	36,673	36,720
Accrued liabilities	76,103	76,141
Accrued income taxes	--	3,992

Total current liabilities	113,388	117,937

Long-term obligations, net of current maturities	192,690	175,587
Deferred income taxes	42,610	42,439
Shareholders' equity:
Common stock	978	960
Class B common stock	946	964
Capital surplus	14,161	13,462
Retained earnings	411,326	394,910
Accumulated other comprehensive income	3,662	2,046

Total shareholders' equity	431,073	412,342

	$779,761	$748,305